Exhibit 99.1
KINDER MORGAN ANNOUNCES EXPECTED 60% DIVIDEND INCREASE FOR 2018 AND PROJECTS 25% ANNUAL DIVIDEND GROWTH FROM 2018 THROUGH 2020
Authorizes $2 Billion Share Buyback Program

HOUSTON, July 19, 2017 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a cash dividend of $0.125 per share for the quarter ($0.50 annualized) payable on August 15, 2017, to common shareholders of record as of the close of business on July 31, 2017. Additionally, as result of substantial balance sheet improvement achieved since the end of 2015, KMI is announcing multiple steps to return significant value to shareholders. First, KMI announced it expects to declare an annual dividend of $0.80 per share for 2018, a 60 percent increase from the expected 2017 dividend. The first 2018 increase is expected to be the Q1 2018 dividend. Additionally, the company plans to increase its dividend to $1.00 per share in 2019 and $1.25 per share in 2020, a growth rate of 25 percent annually. Finally, the board authorized a $2 billion share buyback program, which represents approximately 5 percent of KMI’s current market capitalization. KMI expects to declare dividends of $0.50 per share for 2017 and use cash in excess of dividend payments to fully fund growth investments and further strengthen its balance sheet.
“We are pleased to fulfill our pledge to return value to shareholders through this combination of an attractive and growing dividend as well as a sizable share repurchase program. In essence, we expect to return substantially all of our operating cash flow in excess of growth capital needs to our shareholders through increasing the dividend and repurchasing shares, while maintaining robust coverage of the dividend,” said Richard D. Kinder, executive chairman. “This action comes on the heels of our successful initial public offering of our Canadian business, which in combination with the Elba, Utopia and SNG joint ventures drove much of our over $5.8 billion net debt reduction since the end of the third quarter of 2015.”

“Importantly, these steps to return value to our shareholders will not come at the detriment of our balance sheet. In fact, we expect to continue to fund all growth capital through operating cash flows with no need for external funding for growth capital at KMI,” said Kinder. “As previously announced, we expect to end 2017 at a 5.2 times net debt-to-Adjusted EBITDA ratio, ahead of plan, and remain committed to a leverage target of approximately 5.0 times. We are extremely pleased with the company’s financial strength, and today’s announcement is confirmation of that strength.”
President and CEO Steve Kean said, “We are gratified that our robust cash flow enables us to return value to shareholders through both quarterly dividends and share repurchases, while at the same time continuing to invest in opportunities that will further enhance our ability to do so. The board and management believe that the company’s shares are an attractive investment opportunity and repurchasing stock will be an important part of our capital allocation strategy.”
“Our operational performance was once again resilient, putting us slightly ahead of guidance for the quarter,” continued Kean. “We generated earnings per common share for the quarter of $0.15 and distributable cash flow (DCF) of $0.46 per common share, resulting in $743 million of excess distributable cash flow above our dividend.”
Kean added, “We continue to drive future growth by completing significant infrastructure development projects that we track as part of our project backlog. Our current project backlog is $12.2 billion, up from $11.7 billion at the end of the first quarter. This increase was primarily driven by additions in our Natural Gas and CO2 segments, partially offset by a decrease in the Terminals segment as a result of two Jones Act tankers being placed in service. Excluding the CO2 segment projects, we expect the projects in our backlog to generate an average capital-to-EBITDA multiple of approximately 6.9 times.”
KMI reported second quarter net income available to common stockholders of $337 million, compared to $333 million for the second quarter of 2016, and DCF of $1,022 million that was down slightly from $1,050 million for the comparable period in 2016. The decrease in DCF was driven by lower contributions from Southern Natural Gas Company (SNG) as a result of a 50 percent sale of the pipeline during the third quarter of 2016 (which helped improve KMI’s leverage metrics) partially offset by lower interest expense. Net income available to common stockholders was also impacted by a $26 million favorable change in total Certain Items (as described under “Non-GAAP Financial Measures” below) compared to the second quarter of 2016, driven in part by a legal settlement received this quarter.

For the first six months of 2017, KMI reported net income available to common stockholders of $738 million, up substantially compared to $609 million for the first six months of 2016, and DCF of $2,237 million that was down from $2,283 million for the comparable period in 2016. The decrease in distributable cash flow was driven by the sale of 50 percent of SNG as discussed above, offset by lower interest expense and lower general and administrative expenses. Net income available to common stockholders was also impacted by a $188 million decrease in total Certain Items compared to the first six months of 2016. Certain Items in the first six months of 2016 included a $170 million pre-tax write-off of costs associated with the Northeast Energy Direct and Palmetto Pipeline projects.

2017 Outlook
For 2017, KMI’s budget was to declare dividends of $0.50 per share, achieve DCF of approximately $4.46 billion ($1.99 per share) and Adjusted EBITDA of approximately $7.2 billion. KMI also budgeted to invest $3.2 billion in growth projects during 2017, to be funded with internally generated cash flow without the need to access equity markets, and to end the year with a net debt-to-Adjusted EBITDA ratio of approximately 5.4 times. As a result of the successful IPO of its Canadian assets, KMI now expects to end the year with a net debt-to-Adjusted EBITDA ratio of approximately 5.2 times, growth capital investment of $3.1 billion and DCF less than 1 percent below budget. The $3.1 billion in growth capital does not include KML-related expansion capex as KMI expects KML to be a self-funding entity and does not anticipate making such contributions. Excluding the impact of KMI’s sale of a 30 percent interest in its Canadian assets in the IPO, DCF is forecast to be on plan. KMI does not provide budgeted net income attributable to common stockholders (the GAAP financial measure most directly comparable to distributable cash flow and Adjusted EBITDA) due to the inherent difficulty and impracticality of predicting certain amounts required by GAAP, such as ineffectiveness on commodity, interest rate and foreign currency hedges, unrealized gains and losses on derivatives marked to market, and potential changes in estimates for certain contingent liabilities.
KMI’s expectations assume average annual prices for West Texas Intermediate (WTI) crude oil of $53 per barrel and Henry Hub natural gas of $3 per MMBtu, consistent with forward pricing during the company’s budget process. The vast majority of cash KMI generates is fee-based and therefore not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, with the majority of the segment’s next 12 months of oil and

NGL production hedged to minimize this sensitivity. The segment is currently hedged for 34,920 barrels per day (Bbl/d) at $58.91 per barrel for the remainder of the year, as well as 21,192 Bbl/d at $60.76/Bbl in 2018; 11,600 Bbl/d at $55.93/Bbl in 2019; 6,700 Bbl/d at $53.28/Bbl in 2020; and, 1,800 Bbl/d at $52.72/Bbl in 2021. For its 2017 budget, the company estimates that every $1 per barrel change in the average WTI crude oil price impacts distributable cash flow by approximately $6 million and each $0.10 per MMBtu change in the price of natural gas impacts distributable cash flow by approximately $1 million.

Overview of Business Segments

“The Natural Gas Pipelines segment’s performance for the second quarter of 2017 relative to the second quarter of 2016 was impacted by the third quarter 2016 sale of a 50 percent interest in SNG, declines attributable to reduced volumes affecting most of our midstream gathering and processing assets, and a negative impact on our Colorado Interstate Gas Company (CIG) pipeline tariff rates as a result of a rate case settlement reached during 2016. The segment again benefited from increased contributions from Tennessee Gas Pipeline (TGP) driven by incremental short-term capacity sales and projects placed in service; the Elba Express pipeline, resulting from the completion of an expansion project; and improved results from the Texas Intrastate pipelines,” Kean said.
Natural gas transport volumes were up 3 percent compared to the second quarter of 2016, driven by higher throughput on the Texas Intrastate Natural Gas Pipelines from incremental transportation contracts serving Mexico and due to contracts going into effect after the second quarter of 2016, as well as higher throughput on El Paso Natural Gas Pipeline due to weather-driven demand in Arizona, higher throughput on Elba Express resulting from an expansion on that system, and higher throughput on NGPL from deliveries to the Sabine Pass LNG facility. The increases were partially offset by lower throughput on Cheyenne Plains due to mild mid-continent weather and fuel switching back to coal, and on CIG and Wyoming Interstate due to milder weather and lower Rockies production. Natural gas gathered volumes were down 11 percent from the second quarter of 2016 due primarily to lower natural gas volumes on multiple systems gathering from the Eagle Ford Shale and on the KinderHawk system.
Natural gas continues to be the fuel of choice for America and the world’s evolving energy needs, and industry experts are projecting U.S. natural gas demand, including net exports of liquefied natural gas (LNG) and net exports to Mexico, to increase by approximately 32 percent to almost 105 billion cubic feet per day (Bcf/d) over the next 10 years. Of the natural gas consumed in the U.S., about 40 percent moves on KMI pipelines. While the majority of natural gas is consumed in industrial, commercial and residential heating uses, KMI expects future natural gas infrastructure opportunities will be driven by greater demand for gas-fired power generation across the country, LNG exports, exports to Mexico, and continued industrial development, particularly in the petrochemical industry. In fact, compared to the second quarter of 2016, natural gas deliveries on KMI pipelines to Mexico were up 8 percent, increasing by approximately 213,000 dekatherms per day (Dth/d), and deliveries to LNG facilities increased by approximately 335,000 Dth/d.

“The CO2 segment was impacted by slightly lower commodity prices, as our realized weighted average oil price for the quarter was $57.80 per barrel compared to $62.17 per barrel for the second quarter of 2016,” Kean said. “Combined oil production across all of our fields was down 4 percent compared to 2016 on a net to Kinder Morgan basis, partially driven by reallocating capital to higher return projects with longer lead times. Second quarter 2017 net NGL sales volumes of 9.9 thousand barrels per day (MBbl/d) were down 4 percent from 2016. Net CO2 volumes increased 8 percent versus the second quarter of 2016 driven by strong demand from third parties, working interest partners and our own operations.” McElmo Dome and the Cortez Pipeline each achieved record volumes in April.
Combined gross oil production volumes averaged 52.8 MBbl/d for the second quarter, down 4 percent from 55.3 MBbl/d for the same period last year. SACROC’s second quarter gross production was 8 percent below second quarter 2016 results but slightly above 2017 budget, and Yates gross production was 7 percent below second quarter 2016 results but 4 percent below plan. Both decreases were partially driven by reallocating capital to higher return projects with longer lead times. Second quarter gross production from Katz, Goldsmith and Tall Cotton was 17 percent above the same period in 2016, but below plan. Gross NGL sales volumes were 20.4 MBbl/d during the quarter, 6 percent below second quarter 2016.

“The Terminals segment earnings contributions, which were up 1 percent compared to the second quarter of 2016, were led by a strong performance at our liquids operations that account for close to 80 percent of the segment’s business. Growth in the liquids business during the quarter versus the second quarter of 2016 was driven by increased contributions from our Jones Act tankers and various expansions across our network, including the recently commissioned Kinder Morgan Export Terminal, a 1.5 million-barrel liquids terminal development along the Houston Ship Channel,” Kean said. Two new-build Jones Act tankers, the American Freedom and the Palmetto State, were placed on-hire in the second quarter with major refiners, following final outfitting and voyages to the U.S. Gulf Coast. All of the new-build tankers are contracted with major energy customers under term charter agreements.
The bulk terminals contribution was down slightly despite strong performance at our petcoke handling operations, while performance at our coal and steel handling operations continues to benefit from stabilizing global market conditions.

“The Products Pipelines segment contributions were slightly lower compared with second quarter 2016 performance as higher volumes were offset by higher expenses,” Kean said.
Total refined products volumes were up 2 percent for the second quarter versus the same period in 2016. NGL volumes were up 14 percent from the same period last year due to greater volumes on Cochin and Cypress pipelines. Crude and condensate pipeline volumes were up 8 percent from the second quarter of 2016, with strong performance by Kinder Morgan Crude and Condensate Pipeline.

Kinder Morgan Canada contributions were down 7 percent in the second quarter of 2017 compared to the second quarter of 2016 largely due to operating expense timing changes and a 21 percent decrease in volumes to Washington state, caused by a shift in deliveries from Washington to British Columbia destinations.

Other News

Natural Gas Pipelines

•
Construction of the nearly $2 billion Elba Liquefaction Project continues at KMI’s existing Southern LNG Company facility at Elba Island near Savannah, Georgia. The federally approved liquefaction project is supported by a 20-year contract with Shell. Initial in-service is expected in mid-2018. Final units coming on line by mid-2019 will bring total liquefaction capacity to approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day of natural gas. Elba Liquefaction Company, L.L.C. (ELC) will own 10 liquefaction units and other ancillary equipment comprising approximately 70 percent of the project. EIG Global Energy Partners is a 49 percent joint venture participant in ELC. The remaining portion of the project will be owned by KMI.

•
On June 16, 2017, the Federal Energy Regulatory Commission (FERC) issued a notice of schedule for environmental review for the proposed $240 million SNG Fairburn Expansion Project in Georgia, stating FERC staff’s plan to issue the environmental assessment for the project on August 18, 2017. SNG is equally owned by subsidiaries of KMI and Southern

Company. The project is designed to provide approximately 340,000 Dth/d of incremental long-term firm natural gas transportation capacity into the Southeast market beginning in the fourth quarter of 2018.

•
On June 8, 2017, the FERC issued Kinder Morgan Louisiana Pipeline (KMLP) a notice of intent to issue an environmental assessment for its proposed project to provide 600,000 Dth/d of capacity to serve Train 5 at Cheniere’s Sabine Pass LNG Terminal. An environmental assessment for the $122 million KMLP project is expected to be issued later this summer.

•
On May 26, 2017, the FERC issued Tennessee Gas Pipeline (TGP) an environmental assessment for its proposed $150 million Lone Star Project to provide 300,000 Dth/d of capacity under long-term contract for Cheniere’s planned Corpus Christi Liquefaction Project in South Texas. TGP would construct two new compressor stations with 31,400 total horsepower. A January 2019 in-service date is anticipated.

•
Following significant progress on permitting, work on TGP’s FERC-approved Broad Run Expansion Project is proceeding and the project is expected to be placed in service in June 2018. The project will provide an incremental 200,000 Dth/d of firm transportation capacity along the same north-south path as the already in-service Broad Run Flexibility Project. Antero Resources was awarded a total of 790,000 Dth/d of 15-year firm capacity under the two projects from a receipt point on TGP’s existing Broad Run Lateral in West Virginia to delivery points in Mississippi and Louisiana. Estimated capital expenditures for the combined projects total approximately $800 million.

•
The non-binding open season for KMI’s Gulf Coast Express Pipeline Project closed on April 20, 2017, with bids exceeding the capacity offered. KMI and DCP Midstream continue to work with prospective shippers to obtain firm commitments. The proposed pipeline would transport over 1.8 Bcf/d of natural gas from the Waha area to Agua Dulce, Texas, providing an outlet for increased natural gas production from the Permian Basin to growing markets along the Texas Gulf Coast. The mostly 42-inch pipeline would traverse approximately 430 miles and be in service in the second half of 2019, pending final shipper commitments.

•
NGPL and WIC have reached agreements in principle with both the FERC trial staff and the intervenors in separate proceedings pursuant to Section 5 of the Natural Gas Act.  These agreements are subject to completion of definitive documents and additional regulatory approvals which are expected later this year. As currently negotiated, the settlements would not have a material adverse impact on KMI’s results of operations or cash flows from operations.

CO2

•
The approximately $66 million second phase of KMI’s Tall Cotton field project is more than 40 percent complete and is experiencing strong initial production results of over 500 barrels of oil per day. Tall Cotton is the industry’s first greenfield Residual Oil Zone CO2 project, marking the first time CO2 has been used for enhanced oil recovery in a field without a main pay zone. Total combined production from the first and second phases of the project currently exceeds 2,000 barrels of oil per day.

•
KMI is developing additional CO2 source capacity in the Cow Canyon and Doe Canyon areas of southwestern Colorado in response to the increasing demand for CO2 from customers in the Permian Basin region of West Texas. In the second quarter of 2017, the company drilled one well and expects to drill additional wells this year to support the growing demand for CO2.

•	KMI continues to find high-return enhanced oil recovery projects in the current price environment across its robust portfolio of assets.

Terminals

•
Construction continues at KML’s and Keyera’s Base Line Terminal, a 50-50 joint venture crude oil merchant storage terminal being developed in Edmonton, Alberta, Canada.  Major project milestones reached in the second quarter include the completion of a significant pipeline bridge crossing over a major road and the successful hydro testing of the first four tanks scheduled to be placed in service on-time in January 2018. Commissioning of the 12-tank, 4.8 million barrel new-build facility, which is fully contracted with long-term, firm take-or-pay agreements with creditworthy customers, is expected to begin in the first quarter of 2018 with tanks phased into service throughout that year. KML’s investment in the joint venture terminal is approximately CAD$366 million. The project is forecast to be on schedule and on budget.

•
Tank installation is nearing completion on the Pit 11 expansion project at KMI’s Pasadena terminal. The approximately $186 million project, back-stopped by long-term commitments from existing customers, adds 2.0 million barrels of refined products storage to KMI’s best-in-class liquids storage hub along the Houston Ship Channel. The first four tanks remain on schedule for a September 2017 in service with the balance expected to follow in the fourth quarter of 2017 and early 2018.

•
In June 2017, KMI’s American Petroleum Tankers (APT) took delivery of its fifth and final ECO class product tanker, the Palmetto State, from General Dynamics’ NASSCO shipyard, and following a transit to the U.S. Gulf Coast, placed the vessel on-hire pursuant to a five-year term charter agreement with a major refiner. The construction program at Philly Shipyard, Inc. (PSI) is nearing completion with their final two tankers scheduled for delivery from PSI in the third and fourth quarters of 2017, which will bring APT’s best-in-class fleet to 16 vessels. Each of the 330,000-barrel capacity and LNG conversion-ready new-build tankers is fixed under charter with a major energy company.

Products Pipelines

•
Construction continues on the company’s approximately $540 million Utopia Pipeline Project, and pipeline construction is approximately one-third complete with an anticipated in-service date of January 2018. The Utopia Pipeline will have an initial design capacity of 50,000 barrels per day, and will move ethane from Ohio to Windsor, Ontario, Canada. The project is fully supported by a long-term, fee-based transportation agreement with a petrochemical customer.

Kinder Morgan Canada

•
On May 30, 2017, KMI announced the completion of the IPO of Kinder Morgan Canada Limited (KML). The IPO constituted a sale of a portion of KMI’s interest in the Canadian business of KMI, which includes the Trans Mountain Pipeline system (including related terminals assets), the Puget Sound and Jet Fuel Pipeline systems, the Canadian portion of the Cochin Pipeline system, the Vancouver Wharves Terminal and the North 40 Terminal; as well as three jointly controlled investments: the Edmonton Rail Terminal, the Alberta Crude Terminal and the Base Line Terminal. As a result of the IPO, KMI received $1.25 billion in net proceeds that it used to pay down debt. KMI also announced a final investment decision for the Trans Mountain Expansion Project, which was conditional on the successful completion of the IPO for KML.

•
On June 16, 2017, KML entered into definitive agreements establishing a $4.0 billion revolving construction credit facility for the purposes of funding the development, construction and completion of the Trans Mountain expansion project, a $1.0 billion revolving contingent credit facility for the purposes of funding, if necessary, additional Trans Mountain expansion project costs (and, subject to the need to fund such additional costs, meeting NEB-mandated liquidity requirements) and a $500 million revolving working capital facility, which is available for general corporate purposes, including working capital. KML is able to draw on the construction facility to fully fund capex for the balance of the year. Construction on the Trans Mountain Expansion Project, a C$7.4 billion project, is expected to begin in September 2017 with completion expected in December 2019.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. It owns an interest in or operates approximately 84,000 miles of pipelines and 155 terminals. KMI’s pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and its terminals transload and store petroleum products, ethanol and chemicals, and handle such products as steel, coal and petroleum coke. It is also a leading producer of CO2 that we and others use for enhanced oil recovery projects primarily in the Permian basin. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, July 19, at
www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A) and Certain Items (Segment EBDA before Certain Items), net income before interest expense, taxes, DD&A and Certain Items (Adjusted EBITDA), Adjusted Earnings and Adjusted Earnings per share are presented herein.

Certain Items are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, hurricane impacts and casualty losses).
DCF is a significant performance measure used by us and by external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. A reconciliation of net income available to common stockholders to DCF is provided herein. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment EBDA before Certain Items is a significant performance metric because it provides us and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Segment EBDA before Certain Items is segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA). Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables.
Adjusted EBITDA is used by management and external users, in conjunction with our net debt, to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for Certain Items, noncontrolling interests before Certain Items, and KMI’s share of certain equity investees’ DD&A (net of consolidating joint venture partners’ share of DD&A) and book taxes, which are specifically identified in the footnotes to the accompanying tables.
Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our business’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income available to common stockholders. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at diluted earnings per common share.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of DCF, Segment EBDA before Certain Items and Adjusted EBITDA may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2016 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
dave_conover@kindermorgan.com	www.kindermorgan.com

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016		2017	2016

Revenues	$3,368	$3,144		$6,792	$6,339

Costs, expenses and other
Costs of sales	1,090	752		2,171	1,483
Operations and maintenance	536	603		1,049	1,168
Depreciation, depletion and amortization	577	552		1,135	1,103
General and administrative	153	189		334	379
Taxes, other than income taxes	91	110		195	218
(Gain) loss on impairments and divestitures, net	—	(4)		6	231
Other (income) expense, net	(1)	2		—	1
	2,446	2,204		4,890	4,583

Operating income	922	940		1,902	1,756

Other income (expense)
Earnings from equity investments	135	106		310	206
Gain on impairments and divestitures of equity investments, net	—	12		—	6
Amortization of excess cost of equity investments	(15)	(16)		(30)	(30)
Interest, net	(463)	(471)		(928)	(912)
Other, net	20	17		36	30

Income before income taxes	599	588		1,290	1,056

Income tax expense	(216)	(213)		(462)	(367)

Net income	383	375		828	689

Net income attributable to noncontrolling interests	(7)	(3)		(12)	(2)

Net income attributable to Kinder Morgan, Inc.	376	372		816	687

Preferred stock dividends	(39)	(39)		(78)	(78)

Net income available to common stockholders	$337	$333		$738	$609

Class P Shares
Basic and diluted earnings per common share	$0.15	$0.15		$0.33	$0.27

Basic and diluted weighted average common shares outstanding	2,230	2,229		2,230	2,229

Declared dividend per common share	$0.125	$0.125		$0.250	$0.250

Adjusted earnings per common share (1)	$0.14	$0.14		0.30	0.32

Segment EBDA			% change			% change
Natural Gas Pipelines	$907	$967	(6)%	$1,962	$1,961	—%
CO2	221	204	8%	439	391	12%
Terminals	304	302	1%	611	562	9%
Products Pipelines	324	292	11%	611	469	30%
Kinder Morgan Canada	43	46	(7)%	86	92	(7)%
Total Segment EBDA	$1,799	$1,811	(1)%	$3,709	$3,475	7%

Note
(1)
Adjusted earnings per common share uses adjusted earnings and applies the same two-class method used in arriving at diluted earnings per common share. See the following page, Preliminary Earnings Contribution by Business Segment, for a reconciliation of net income available to common stockholders to adjusted earnings.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% change	2017	2016	% change
Segment EBDA before certain items (1)
Natural Gas Pipelines	$905	$959	(6)%	$1,924	$2,091	(8)%
CO2	220	228	(4)%	442	452	(2)%
Terminals	299	295	1%	601	571	5%
Product Pipelines	290	295	(2)%	577	580	(1)%
Kinder Morgan Canada	43	46	(7)%	86	92	(7)%
Subtotal	1,757	1,823	(4)%	3,630	3,786	(4)%

DD&A and amortization of excess investments	(592)	(568)		(1,165)	(1,133)
General and administrative and corporate charges (1) (2)	(149)	(165)		(323)	(350)
Interest, net (1)	(468)	(511)		(945)	(1,021)
Subtotal	548	579		1,197	1,282

Book taxes (1)	(199)	(212)		(433)	(469)
Certain items
Acquisition and divestiture related costs	(3)	(5)		(7)	(8)
Pension plan net benefit	—	(1)		—	—
Fair value amortization	17	29		34	53
Contract early termination earnings (3)	9	39		31	39
Legal and environmental reserves (4)	34	(21)		32	(56)
Change in fair market value of derivative contracts (5)	(1)	(23)		5	7
Losses on impairments and divestitures, net	(1)	6		(6)	(79)
Project write-offs (6)	—	—		—	(170)
Other	(4)	(15)		4	(12)
Subtotal certain items before tax	51	9		93	(226)
Book tax certain items	(17)	(1)		(29)	102
Total certain items	34	8		64	(124)
Net income	383	375		828	689
Net income attributable to noncontrolling interests	(7)	(3)		(12)	(2)
Preferred stock dividends	(39)	(39)		(78)	(78)
Net income available to common stockholders	$337	$333		$738	$609

Net income available to common stockholders	$337	$333		$738	$609
Total certain items	(34)	(8)		(64)	124
Noncontrolling interests certain item (7)	1	(3)		1	(9)
Adjusted earnings	304	322		675	724
DD&A and amortization of excess investments (8)	686	656		1,357	1,308
Total book taxes (9)	225	236		486	515
Cash taxes (10)	(48)	(37)		(45)	(39)
Other items (11)	11	10		24	20
Sustaining capital expenditures (12)	(156)	(137)		(260)	(245)
DCF	$1,022	$1,050		$2,237	$2,283
Weighted average common shares outstanding for dividends (13)	2,239	2,237		2,239	2,237
DCF per common share	$0.46	$0.47		$1.00	$1.02
Declared dividend per common share	$0.125	$0.125		$0.250	$0.250

Adjusted EBITDA (14)	$1,728	$1,762		$3,547	$3,645

Notes ($ million)
(1)
Excludes certain items:
2Q 2017 - Natural Gas Pipelines $2, CO2 $1, Terminals $5, Products Pipelines $34, general and administrative and corporate charges $4, interest expense $5, book tax $(17).
2Q 2016 - Natural Gas Pipelines $8, CO2 $(24), Terminals $7, Products Pipelines $(3), general and administrative and corporate charges $(19), interest expense $40, book tax $(1).
YTD 2017 - Natural Gas Pipelines $38, CO2 $(3), Terminals $10, Products Pipelines $34, general and administrative and corporate charges $(3), interest expense $17, book tax $(29).
YTD 2016 - Natural Gas Pipelines $(130), CO2 $(61), Terminals $(9), Products Pipelines $(111), general and administrative and corporate charges $(24), interest expense $109, book tax $102.

(2)
Includes corporate charges:
2Q 2017 - $1
2Q 2016 - $4
YTD 2017 - $10
YTD 2016 - $12
General and administrative expense is also net of management fee revenues from an equity investee:
2Q 2017 - $(9)
2Q 2016 - $(9)
YTD 2017 - $(18)
YTD 2016 - $(17)

(3)	Comprised of income recognized related to the early termination of customer contracts, including income from the sale of a contract termination claim related to a customer bankruptcy.
(4)	Legal reserve adjustments related to certain litigation and environmental matters.
(5)	Gains or losses are reflected in our DCF when realized.
(6)	YTD 2016 includes $106 million of project write-offs associated with our Northeast Energy Direct Market project and $64 million of write-offs associated with our Palmetto project.
(7)	Represents noncontrolling interest share of certain items.
(8)
Includes KMI's share of certain equity investees' DD&A, net of the KML noncontrolling interest's DD&A and consolidating joint venture partners' share of DD&A:
2Q 2017 - $94
2Q 2016 - $88
YTD 2017 - $192
YTD 2016 - $175

(9)	Excludes book tax certain items. Also, includes KMI's share of taxable equity investees' book tax expense: 2Q 2017 - $26 2Q 2016 - $24 YTD 2017 - $53 YTD 2016 - $46
(10)	Includes KMI's share of taxable equity investees' cash taxes: 2Q 2017 - $(45) 2Q 2016 - $(30) YTD 2017 - $(45) YTD 2016 - $(34)
(11)	Consists primarily of non-cash compensation associated with our restricted stock program.
(12)
Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which DD&A is added back):
2Q 2017 - $(27)
2Q 2016 - $(20)
YTD 2017 - $(45)
YTD 2016 - $(42)

(13)	Includes restricted stock awards that participate in common share dividends.
(14)
Adjusted EBITDA is net income before certain items, less net income attributable to noncontrolling interests before certain items (excluding KML), plus DD&A (including KMI's share of certain equity investees' DD&A, net of consolidating joint venture partners' share of DD&A), book taxes (including KMI’s share of equity investees’ book tax), and interest expense (before certain items). Adjusted EBITDA is reconciled as follows, with any difference due to rounding:

		Three Months Ended June 30,		Six Months Ended June 30,
		2017	2016	2017	2016
	Net income	$383	$375	$828	$689
	Total certain items	(34)	(8)	(64)	124
	Net income attributable to noncontrolling interests before certain items	(3)	(6)	(8)	(11)
	DD&A and amortization of excess investments, see notes (9) (15)	689	655	1,360	1,307
	Book taxes, see note (10)	225	236	486	515
	Interest, net, see note (1)	468	510	945	1,021
	Adjusted EBITDA	$1,728	$1,762	$3,547	$3,645

(15)	Includes the noncontrolling interests portion of KML's DD&A: 2Q 2017 - $3 YTD 2017 - $3

Volume Highlights (historical pro forma for acquired and divested assets)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Natural Gas Pipelines
Transport Volumes (BBtu/d) (1)	28,187	27,414	28,753	28,171
Sales Volumes (BBtu/d) (2)	2,247	2,281	2,405	2,306
Gas Gathering Volumes (BBtu/d) (3)	2,673	2,993	2,693	2,993
Crude/Condensate Gathering Volumes (MBbl/d) (4)	261	299	267	299

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.31	1.16	1.33	1.17
Southwest Colorado Production - Net (Bcf/d) (5)	0.64	0.59	0.65	0.59
Sacroc Oil Production - Gross (MBbl/d) (6)	27.42	29.73	27.86	30.13
Sacroc Oil Production - Net (MBbl/d) (7)	22.84	24.76	23.21	25.10
Yates Oil Production - Gross (MBbl/d) (6)	17.40	18.68	17.64	18.86
Yates Oil Production - Net (MBbl/d) (7)	7.68	8.30	7.84	8.39
Katz, Goldsmith, and Tall Cotton Oil Production - Gross (MBbl/d) (6)	7.97	6.84	7.63	6.84
Katz, Goldsmith, and Tall Cotton Oil Production - Net (MBbl/d) (7)	6.74	5.73	6.46	5.75
NGL Sales Volumes (MBbl/d) (8)	9.86	10.32	10.01	10.11
Realized Weighted Average Oil Price per Bbl (9)	$57.80	$62.17	$57.97	$60.85
Realized Weighted Average NGL Price per Bbl	$22.47	$17.73	$23.49	$15.57

Terminals
Liquids Leasable Capacity (MMBbl)	87.8	86.1	87.8	86.1
Liquids Utilization %	94.7%	94.9%	94.7%	94.9%
Bulk Transload Tonnage (MMtons) (10)	14.6	14.0	29.0	26.1
Ethanol (MMBbl)	15.8	16.3	33.4	31.6

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (11)	75.2	74.2	144.2	142.1
Diesel	27.5	27.8	52.2	52.6
Jet Fuel	25.0	23.0	47.6	45.1
Sub-Total Refined Product Volumes - excl. Plantation	127.7	125.0	244.0	239.8
Plantation (MMBbl) (12)
Gasoline	21.2	20.8	41.5	41.5
Diesel	4.7	4.4	9.1	9.1
Jet Fuel	3.0	3.0	6.1	6.0
Sub-Total Refined Product Volumes - Plantation	28.9	28.2	56.7	56.6
Total (MMBbl)
Gasoline (11)	96.4	95.0	185.7	183.6
Diesel	32.2	32.2	61.3	61.7
Jet Fuel	28.0	26.0	53.7	51.1
Total Refined Product Volumes	156.6	153.2	300.7	296.4
NGLs (MMBbl) (13)	11.0	9.7	20.6	19.0
Crude and Condensate (MMBbl) (14)	30.1	27.9	61.5	58.8
Total Delivery Volumes (MMBbl)	197.7	190.8	382.8	374.2
Ethanol (MMBbl) (15)	10.7	10.7	20.6	20.8

Trans Mountain (MMBbls - mainline throughput)	27.5	28.7	55.1	57.3

Notes
(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KM share for all periods.

(2)	Includes Texas Intrastates and KMNTP.
(3)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano, North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(4)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(5)	Includes McElmo Dome and Doe Canyon sales volumes.
(6)	Represents 100% production from the field.
(7)	Represents KMI's net share of the production from the field.
(8)	Net to KMI.
(9)	Includes all KMI crude oil properties.
(10)	Includes KMI's share of Joint Venture tonnage.
(11)	Gasoline volumes include ethanol pipeline volumes.
(12)	Plantation reported at KMI share.
(13)	Includes Cochin and Cypress (KMI share).
(14)	Includes KMCC, Double Eagle (KMI share), and Double H.
(15)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	June 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$452	$684
Other current assets	2,274	2,545
Property, plant and equipment, net	39,423	38,705
Investments	7,442	7,027
Goodwill	22,159	22,152
Deferred charges and other assets	8,454	9,192
TOTAL ASSETS	$80,204	$80,305

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Short-term debt	$3,224	$2,696
Other current liabilities	3,139	3,228
Long-term debt	33,900	36,105
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,100	1,149
Other	2,526	2,225
Total liabilities	43,989	45,503

Shareholders’ Equity
Other shareholders' equity	35,631	35,092
Accumulated other comprehensive loss	(484)	(661)
Total KMI equity	35,147	34,431
Noncontrolling interests	1,068	371
Total shareholders’ equity	36,215	34,802
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$80,204	$80,305

Net Debt (1)	$36,601	$38,160

	Adjusted EBITDA Twelve Months Ended
	June 30,	December 31,
Reconciliation of Net Income to Adjusted EBITDA (2)	2017	2016
Net income	$860	$721
Total certain items	746	933
Net income attributable to noncontrolling interests before certain items	(19)	(21)
DD&A and amortization of excess investments(3)	2,669	2,617
Book taxes	964	993
Interest, net	1,927	2,002
Adjusted EBITDA	$7,147	$7,245

Net Debt to Adjusted EBITDA	5.1	5.3

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP, (ii) debt fair value adjustments and (iii) the foreign exchange impact on our Euro denominated debt of $71 million and $(43) million as of June 30, 2017 and December 31, 2016, respectively, as we have entered into swaps to convert that debt to US$.

(2)
Adjusted EBITDA is net income before certain items, less net income attributable to noncontrolling interests before certain items (excluding KML), plus DD&A (including KMI's share of certain equity investees' DD&A, net of the consolidating joint venture partners' share of DD&A), book taxes (including KMI’s share of equity investees’ book tax), and interest expense (before certain items), with any difference due to rounding.

(3)	Includes the noncontolling interests portion of KML's DD&A of $3 for the twelve months ended June 30, 2017.